Exhibit 1

130 Adelaide Street West Suite 2116 Toronto, Ontario Canada M5H 3P5

News Release — January 27, 2010	TSX: PDL
10-03-NAP	NYSE Amex: PAL

NAP renews shelf prospectus

Toronto, Ontario — North American Palladium Ltd. (“NAP”) announced today that it has filed a preliminary shelf prospectus with applicable securities regulators in each of the provinces of Canada and a corresponding registration statement with the United States Securities and Exchange Commission. The shelf prospectus is intended to replace NAP’s US$300 million shelf prospectus that expired in December 2009.

Following approval by securities regulators, the shelf prospectus will allow NAP to make offerings of common shares, debt securities, special shares, warrants, share purchase contracts, share purchase or equity units and subscription receipts in an aggregate principal amount of up to US$300 million during the 25-month period that the shelf prospectus remains effective. The nature, size and timing of any such financings depend, in part, on NAP’s assessment of its requirements for funding and general market conditions. NAP anticipates that net proceeds of any such financings would be used for exploration and development expenditures at its properties and for general corporate purposes.

This news release does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  Copies of the preliminary shelf prospectus are available on request from the contact listed below or at www.sedar.com and www.sec.gov.

About North American Palladium

NAP is a Canadian precious metals company focused on the production of palladium and gold in mining friendly jurisdictions. Lac des Iles, the Company’s flagship mine, is one of North America’s two primary palladium producers. Located approximately 85 kilometres northwest of Thunder Bay, Ontario, Lac des Iles has produced palladium since 1993. NAP also owns and operates the Sleeping Giant mine located in the Abitibi region of Quebec, which is expected to produce approximately 50,000 ounces of gold per year. NAP has extensive landholdings adjacent to both the Lac des Iles and Sleeping Giant mines, and is pursuing an aggressive exploration program aimed at increasing its reserves and resources in those areas. NAP trades on the NYSE Amex under the symbol PAL and on the TSX under the symbol PDL.

Cautionary Statement on Forward Looking Information

Certain information included in this press release constitutes ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. The words ‘expect’, ‘believe’, ‘will’, ‘intend’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, including the possibility that the restart of the Lac des Iles mine may not proceed as planned, that the operations at the Sleeping Giant mine may not be successfully maintained, that NAP’s other properties may not be successfully developed, and that the metals prices and foreign exchange assumptions may differ from management’s expectations. The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of North American Palladium to be materially different from the Company’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and that the forward-looking statements are not guarantees of future performance. For more details on these estimates, risks and assumptions, see the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

For further information please contact:

Trent Mell

Vice President, Corporate Development

and General Counsel

Tel.: 416-360-7971 ext. 225

Email: tmell@nap.com